Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Antero Midstream GP LP and
Unitholders of Antero Midstream Partners LP:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

As discussed in Note 2 to the consolidated financial statements of Antero Midstream Partners LP, the consolidated statements of operations and comprehensive income, partners’ capital, and cash flows for 2015 have been prepared on a combined basis of accounting.

/s/ KPMG LLP

Denver, Colorado
January 10, 2019